Exhibit 99.2
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com
RELIANCE STEEL & ALUMINUM CO.
COMPLETES ACQUISITION OF CREST STEEL CORPORATION
     Los Angeles, CA — January 4, 2007 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it completed on January 2, 2007 its previously disclosed acquisition of Crest Steel Corporation, a metals service center company headquartered in Carson, CA. The all cash transaction will be immediately accretive to Reliance’s earnings. Terms were not disclosed. Crest will operate as a wholly owned subsidiary of Reliance. Current management will remain in place except for Phil Steinberg, the founder and former Chairman of Crest, who will continue as a director and remain as a consultant to the company through a transition period.
     Crest was founded in 1963 and has facilities in Riverside, CA and Phoenix, AZ and specializes in the processing and distribution of carbon steel products including flat-rolled, plate, bars and structurals. Crest’s net sales for the 2005 fiscal year were approximately $129 million.
     Randall Putnam, President and Chief Operating Officer of Crest, said, “Our whole team is excited about being a part of Reliance and we are looking forward to the opportunities and the bright future ahead of us.” Reliance’s Chief Executive Officer, David H. Hannah, said, “We believe that Crest’s reputation in the industry and its strong management team provide a solid foundation to continue to grow the company successfully going forward.”
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     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 160 locations in 37 states and Belgium, Canada, China and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries.
     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2006 Fortune 100 Fastest Growing Companies List and the 2007 Forbes Platinum 400 List of America’s Best Big Companies.
     This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.
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